EXHIBIT 9.01



                 STOCK PURCHASE OPTION AND SHAREHOLDER AGREEMENT

                                      Among

                            COMSAT INVESTMENTS, INC.,
                           MARINE MANAGEMENT SYSTEMS,
                                EUGENE D. STORY,
                                 ROBERT D. OHMES

                                       and

                              DONALD F. LOGAN, JR.

                                  June 20, 1990



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                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

Section 1   PURCHASE AND SALE OF STOCK.........................     1
      1.1      Purchase and Sale...............................     1
      1.2      Purchase Price..................................     2
      1.3      Closing.........................................     2
      1.4      Delivery by the Corporation.....................     2
      1.5      Delivery by the Purchaser.......................     2

Section 2.  OPTION.............................................     3
      2.1      Grant of Option.................................     3
      2.2      Number of Shares................................     3
      2.3      Term............................................     4
      2.4      Price...........................................     4
      2.5      Exercise........................................     4
      2.6      Representations and Warranties;
                 Certified Financial Statements................     5
      2.7      Access to Information...........................     5
      2.8      Revocation of Exercise..........................     5
      2.9      Closing.........................................     5
      2.10     Delivery of Shares..............................     6
      2.11     Reservation of Option Shares....................     6

Section 3.  REPRESENTATIONS AND WARRANTIES OF
              THE CORPORATION AND THE SHAREHOLDERS.............     6
      3.1      Organization....................................     6
      3.2      Subsidiary......................................     6
      3.3      Capitalization; Shareholders....................     7
      3.4      Financial Statements............................     7
      3.5      Absence of Specified Changes....................     8
      3.6      Litigation......................................     8
      3.7      No Defaults.....................................     9
      3.8      Taxes...........................................     9
      3.9      Compliance with Laws............................     9
      3.10     Authority to Perform Agreement..................    10
      3.11     Completeness of Representations
                 and Warranties................................    11
      3.12     Tangible Properties and Assets..................    11
      3.13     Intellectual Property...........................    12
      3.14     Accounts Receivable.............................    13
      3.15     Liabilities.....................................    13
      3.16     Contracts.......................................    13
      3.17     Franchises, Permits, Etc........................    14
      3.18     Customers and Sales.............................    14



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      3.19     Insurance.......................................    14
      3.20     Relationship with Related Parties...............    14
      3.21     Books, Records and Other Documents..............    15

Section 4.  REPRESENTATIONS AND WARRANTIES OF THE
              PURCHASER........................................    15

      4.1      Organization....................................    15
      4.2      Authority to Perform Agreement..................    15

Section 5.  COVENANTS..........................................    16
      5.1      Board of Membership.............................    16
      5.2      Use of Proceeds.................................    16
      5.3      Activities......................................    16
      5.4      No Specified Changes............................    17
      5.5      Covenants Not to Compete........................    18
      5.6      Additional Development Projects.................    19
      5.7      Restrictions on Sale or Transfer of
                 Stock by Shareholders and Corporation.........    20
      5.8      Restrictions on Sale or Transfer of Stock
                 by Purchaser..................................    21
      5.9      Relationship of Parties.........................    22

Section 6.  INDEMNIFICATION....................................    22
      6.1      Indemnification of the Purchaser................    22
      6.2      Indemnification of the Corporation
                 and the Shareholders..........................    23
      6.3      Limitations.....................................    23
      6.4      Notice of Claim.................................    23
      6.5      Third Party Claims..............................    24
      6.6      Disputed Claims.................................    24
      6.7      Payment.........................................    25
      6.8      Other Remedies..................................    25

Section 7.  MISCELLANEOUS......................................    25
      7.1      Construction....................................    25
      7.2      Survival of Representations and
                 Warranties....................................    25
      7.3      Expenses........................................    25
      7.4      Benefit.........................................    25
      7.5      Scope and Modification..........................    26
      7.6      Delays or Omissions; Waivers....................    26
      7.7      Successors and Assigns..........................    26
      7.8      Governing Law...................................    26
      7.9      Notices.........................................    26



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      7.10     Counterparts....................................    27











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                                    GLOSSARY

Defined Term                                                Definition Section
------------                                                ------------------

Additional Development Agreements                           5.6 (a)
After Tax Profits.                                          2.4 (b)
Agreement                                                   Preamble
Board                                                       5.1
Business                                                    Preamble
COMSAT                                                      Preamble
Contract                                                    3.16 (a)
Corporation                                                 Preamble
Exercise Date                                               2.5
Exercise Price                                              2.4 (a)
Financial Statements                                        3.4
Full Dilution                                               2.2 (b)
Indemnified Party                                           6.4
Indemnifying Party                                          6.4
Logan                                                       Preamble
Notice of Claim                                             6.4
Notice of Disagreement                                      6.6
Notice of Share Sale                                        5.7 (b)
Ohmes                                                       Preamble
Option                                                      2.1
Option Closing                                              2.9
Option Closing Date                                         2.9
Option Shares                                               2.1
Purchased Shares                                            1.1



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Purchaser                                                   Preamble
Retainer                                                    5.6 (c)
Shareholders                                                Preamble
Shares                                                      5.7 (a)
Standard C Development Agreement                            1.4 (b)
Story                                                       Preamble
Subsidiary                                                  3.2
Third Party Claim                                           6.5



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                                                                    EXHIBIT 9.01

                STOCK PURCHASE. OPTION AND SHAREHOLDER AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into the 20th day of June, 1990, among COMSAT INVESTMENTS, INC., a Delaware corporation (the "Purchaser"), MARINE MANAGEMENT SYSTEMS, INC., an Ohio corporation (the "Corporation"), EUGENE D. STORY ("Story") and ROBERT D. OHMES ("Ohmes"), the majority shareholders of the Corporation, and DONALD F. LOGAN, JR. ("Logan"), a director, officer and shareholder of the Corporation (Story, Ohmes and Logan are referred to collectively as the "Shareholders").

     The Corporation is engaged in the business of supplying hardware, software and engineering services directed to ship operations and the integration of shipboard and shoreside functions through satellite communications (the "Business").

     The Purchaser, a wholly-owned subsidiary of Communications Satellite Corporation ("COMSAT'), wishes to purchase certain shares of common stock of the Corporation on the terms and conditions of this Agreement. The Shareholders and the Corporation wish to have the Purchaser purchase such shares.

     THEREFORE,   in  consideration  of  the  mutual  covenants  and  agreements contained in this Agreement, the parties agree as follows:


     Section 1.PURCHASE AND SALE OF STOCK

     1.1 Purchase and Sale. The Purchaser is hereby purchasing from the Corporation, and the Corporation is issuing to the Purchaser, 14,339 shares of common stock of the Corporation (the "Purchased Shares"), which constitutes 13 percent of the total common stock of the Corporation outstanding after the purchase, assuming Full Dilution (as defined in Section 2.2(b)).


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     1.2 Purchase Price. The Purchaser is paying to the Corporation an aggregate purchase price of $260,000 for the Purchased Shares and for the Option described in Section 2.

     1.3 Closing. The closing of the transactions  described in Sections 1.1 and
1.2 has taken place, simultaneously with the execution of this Agreement, at the offices of the Corporation, located at 102 Hamilton Avenue, Stamford,
Connecticut 06902, on the date of this Agreement. At such closing, the deliveries referred to in Section 1.4 and 1.5 have occurred.

     1.4 Delivery by the Corporation. The Corporation has delivered to the Purchaser the following, receipt of which is hereby acknowledged by the
Purchaser:

          (a) A stock certificate registered in the name of the Purchaser representing the Purchased Shares;

          (b) An agreement, executed by the Corporation, under which the Corporation will develop for the Purchaser (or its affiliate) a system for Standard C applications (the "Standard C Development Agreement");

          (c) A certified resolution of the Board of Directors of the Corporation authorizing the execution and delivery of this Agreement and the performance by the Corporation of its obligations under this Agreement;

          (d) An opinion of Diserio, Martin, O'Connor and Castiglioni, counsel for the Corporation, satisfactory to the Purchaser; and

          (e)  Such  other  documents,   instruments  and  certificates  as  the
     Purchaser or its counsel have reasonably requested in order to effectuate this Agreement.

     1.5 Delivery by the Purchaser. The Purchaser has delivered to the Corporation the following, receipt of which is hereby acknowledged by the
Corporation:

          (a) Immediately available funds in the amount of $385,000, consisting of $260,000 representing the purchase price provided for in Section 1.2 and $125,000 representing the Retainer provided for in Section 5.6(c);



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          (b) The Standard C  Development  Agreement,  executed by the Purchaser
     (or its affiliate);

          (c) A certified  resolution of the Board of Directors of the Purchaser
     authorizing   the  execution  and  delivery  of  this   Agreement  and  the
     performance by the Purchaser of its obligations under this Agreement;

          (d) An opinion of Willard R. Nichols, Vice President and General Counsel of COMSAT, satisfactory to the Corporation and the Shareholders; and

          (e)  Such  other  documents,   instruments  and  certificates  as  the
     Corporation, the Shareholders or their counsel have reasonably requested in order to effectuate this Agreement.


                                Section 2. OPTION

     2.1 Grant of Option. The Purchaser shall have an option (the "Option") to purchase from the Corporation additional shares of common stock of the Corporation ("Option Shares") on the terms of this Section 2.

     2.2 Number of Shares.

          (a) The maximum number of Option Shares shall be the number which, if the Option were exercised in full, would cause the number of shares of common stock of the Corporation owned by the Purchaser after receipt of the Option Shares (including the Purchased Shares) to equal 35 percent of the total common stock of the Corporation then outstanding, assuming Full Dilution.

          (b) The term "Full Dilution" means that all shares of common stock for which options (other than the Option), warrants, convertible securities or other rights pursuant to which the Corporation is, or may become, obligated to issue any shares of common stock have been issued and are then outstanding.



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          (c) The Purchaser may exercise the Option with respect to such maximum number of Option Shares or any lesser number of shares as the Purchaser may choose.

     2.3 Term. The Option shall be exercisable by the Purchaser at any time during the period beginning on January 1, 1992 and ending on June 30, 1993.

     2.4 Price.

          (a) The purchase price per share payable by the Purchaser for the Option Shares ("Exercise Price") shall be an amount (but not less than $1) determined by:

               (i) Multiplying the After Tax Profits for the most recent previous calendar year by eight, and

               (ii) Dividing the amount determined under clause (i) by the number of shares of common stock of the Corporation which, as of the Exercise Date, are outstanding, assuming Full Dilution.

          (b) The term "After Tax Profits" for a year means the net income earned by the Corporation during that year, after the deduction of U.S. federal income taxes, state and local income and franchise taxes and foreign income taxes, as shown on financial statements prepared in accordance with generally accepted accounting principles applied on a consistent basis.

            2.5. Exercise. The Purchaser may exercise the Option by giving written notice to the Corporation at any time before the expiration of the term stated in Section 2.3. (The date upon which such notice is given is referred to as the "Exercise Date.")

            2.6   Representations and Warranties: Certified Financial
Statements.

          (a) Within 20 days after the Exercise Date, the Corporation shall provide to the Purchaser a written statement of representations and warranties made as of the Exercise Date. Except as provided in Section 2.6(b), such representations and warranties shall be comparable in form to



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     those in Section 3 of this Agreement including the supporting Schedules.

          (b) The financial statements upon which determination of the Exercise Price is made and upon which the representations and warranties comparable to those in Section 3.4 are made shall be certified by independent certified public accountants selected by the Corporation and approved by the Purchaser, if (i) the Purchaser previously has notified the Corporation that it desires such certification and (ii) the Purchaser pays 50 percent of the fees and expenses charged by such certified public accountants for auditing the Corporation's books and records and preparing the certified statements.

     2.7 Access to Information. For the purpose of conducting examinations and investigations in connection with the exercise of the Option, the Purchaser and its agents, for the period beginning on January 1, 1992 and ending 45 days after the Exercise Date shall have (a) full and complete access to the properties, assets, books, records, contracts and documents of the Corporation and (b) the right to discuss the business affairs, financial condition and other matters pertaining to the Corporation with any of the Corporation's agents, representatives, directors, officers, employees, accountants, attorneys, lessors or creditors or any other persons as the Purchaser deems necessary or desirable.

     2.8 Revocation of Exercise. The Purchaser may revoke the exercise of the Option at any time within 45 days after the Exercise Date by giving notice to the Corporation. Such revocation shall terminate the Option and all other rights and obligations of the Purchaser under this Section 2.

     2.9 Closing. The closing of the purchase of the Option Shares ("Option Closing") shall take place at the offices of the Purchaser, located at 950 L'Enfant Plaza, S.W., Washington, D.C. 20024 on the tenth day after the Purchaser notifies the Corporation in writing that it has completed its inspection and is prepared to proceed with the Option Closing, such date of notification to be no later than fifty days after the Exercise Date, or on such other date as mutually agreed by the parties (the "Option Closing Date").



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     2.10 Delivery of Shares.  At the Option Closing:  (a) the Corporation  will deliver to the Purchaser a stock certificate registered in the name of the Purchaser representing the number of Option Shares for which the Option was exercised; and (b) the Purchaser will transfer to the Corporation immediately available funds in the amount of the purchase price, as determined under Section 2.4.

     2.11 Reservation of Option Shares. The Corporation shall at all times keep reserved, out of its authorized common stock, a number of shares of common stock sufficient to provide for the exercise of the Option.


                 Section 3. REPRESENTATIONS AND WARRANTIES OF

                      THE CORPORATION AND THE SHAREHOLDERS

     The Corporation and the Shareholders, jointly and severally, represent and warrant to the Purchaser as of the date of this Agreement as follows:

     3.1 Organization. The Corporation (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, (b) has all requisite corporate power and authority to own and operate its properties and assets and to conduct the Business as now conducted and (c) is duly qualified and in good standing in each jurisdiction where the nature of its operations makes such qualification necessary. True and correct copies of the Articles of Incorporation and of the Bylaws of the Corporation, and all amendments thereto, are annexed as Schedule 3.1.

     3.2 Subsidiary. Marine Management Systems (UK) Limited ("Subsidiary") is the only subsidiary of the Corporation. The Subsidiary is currently inactive and has had no operations during the past year. The Subsidiary has no employees, assets, liabilities or claims against it other than a bank overdraft with Barclay's Bank in the approximate amount of $5,000. The Corporation intends to pay off this overdraft and eliminate the Subsidiary by the end of 1990.



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     3.3 Capitalization: Shareholders.

          (a) The authorized capital stock of the Corporation consists of: (i) 150,000 shares of common stock, of which 94,071 shares are validly issued and are currently outstanding, fully paid and nonassessable and 1,893 are subject to issue upon the exercise of options and conversion rights; (ii) 2,000 shares of 6% cumulative preferred stock, of which no shares are issued and outstanding; and (iii) 10,000 shares of 6% non-cumulative preferred stock, of which 2,099 shares are validly issued and are currently outstanding, fully paid and nonassessable.

          (b) Annexed as Schedule 3.3 is a true and complete list of the shareholders of the Corporation, stating each shareholder's name and address, and the number and class of shares held by each such shareholder. Each such shareholder is the sole owner of record and the sole beneficial owner of the shares listed as being held by it. There are no voting trusts, voting agreements or other agreements in effect relating to any such shares.

          (c) The stock transfer books and minute books of the Corporation, which have been made available to the Purchaser for inspection prior to the date of this Agreement, contain no inaccuracies or omissions.

          (d) Schedule 3.3 contains a true and complete list of those persons holding options and convertible securities, stating each such person's name and address, the number and class of shares of capital stock each such person has a right to obtain, and the terms and conditions of such right. Except as stated on Schedule 3.3, there are no outstanding options, warrants, convertible securities or other rights pursuant to which the Corporation is, or may become, obligated to issue any shares of its capital stock or other securities.

     3.4 Financial Statements. Annexed as Schedule 3.4 are financial statements of the Corporation, which contain balance sheets of the Corporation as of December 31, 1988 and 1989 and statements of income and expenses for the years then ended (the "Financial Statements"). Except as set forth in Schedule 3.4, the Financial Statements (together with the notes thereto): (a) are true, correct and complete; (b) are in accordance with the books and records of the



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Corporation; (c) present fairly the financial position and results of operations of the Corporation as of the dates and for the periods indicated; and (d) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     3.5 Absence of Specified Changes. Except as set forth on Schedule 3.5, since December 31, 1989, neither the Corporation nor the Subsidiary has: (a) suffered any event or condition that has or might reasonably be expected to have a material adverse effect on the Business, financial condition, properties, assets, liabilities or prospects of the Corporation; (b) declared or paid any dividends on, made any other distributions with respect to, or redeemed of acquired any of its capital stock; (c) issued any capital stock, bonds or other securities; (d) sold, assigned, transferred or encumbered any material properties or assets, tangible or intangible, or any interest in such properties or assets; (e) made a loan to any person or entity; (f) suffered any damage, destruction or loss, whether or not covered by insurance, affecting its properties or assets; (g) had any of its properties or assets subjected to a lien; (h) without full payment released or waived any valuable right or claim or cancelled any debt owing to it; (i) guaranteed any indebtedness; (j) increased the rate of compensation of any officer, director, employee or agent by more than 10 percent; (k) changed any of its accounting methods or practices; (l) entered into or consummated any material transaction except in the ordinary course of business; (m) made capital expenditures exceeding $50,000; (n) entered into a lease of real or personal property; or (o) entered into any agreement or made any commitment obligating it to do any of the foregoing acts.

     3.6 Litigation. There is no litigation or claim at law or in equity, no arbitration proceeding, no labor dispute or grievance, and no proceeding or investigation by or before any government instrumentality or other agency pending or threatened (a) against or affecting the Corporation or the Subsidiary or (b) against any shareholder, director or officer of the Corporation or the Subsidiary which could materially affect the Corporation. To the best knowledge of the Corporation and the Shareholders, no basis for any such litigation, claim, proceeding or investigation exists.



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     3.7 No Defaults.  Neither the  Corporation nor the Subsidiary is in default or violation under (a) its Articles of Incorporation or its Bylaws, (b) any indenture, mortgage, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties or assets are bound or affected or (c) any provision of law or any order of any court or other agency of government. There exists no condition, event or act which constitutes, nor which after notice, lapse of time or both could constitute, a default or violation under any of the foregoing.

     3.8 Taxes. The Corporation and the Subsidiary have filed or will file within the time prescribed by law all Federal, state, local and foreign tax returns required to be filed by them. All such returns are true and correct. The Corporation and the Subsidiary have paid all taxes pursuant to such returns or pursuant to any assessments received by them or which they are obligated to withhold from amounts owing to any employee, creditor or third party. There is not currently pending, nor has the Corporation or the Subsidiary received notice of, any tax examination, assessment, proposed assessment, claim or proposed claim for taxes by any taxing authority.

     3.9 Compliance with Laws. The Corporation and the Subsidiary are in compliance in all material respects with the provisions of (a) all applicable statutes, ordinances, rules, regulations and real property covenants affecting their properties, employees or operations and (b) orders, judgments, decrees, rulings, writs, arbitration awards, injunctions and stipulations to which either of them is a party or by which it is bound. Neither the Corporation nor the Subsidiary has received any claim, inquiry, summons or notice of violation with respect to any such provision that has not been resolved or settled. Without limiting the generality of the foregoing, neither the Corporation nor the Subsidiary nor any director, officer, employee or agent of, or consultant to, the Corporation or the Subsidiary, nor any other person authorized to act on behalf of the Corporation or the Subsidiary, in such capacity has unlawfully (a) paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any person who is or was at the time of such payment or



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agreement,  an official,  employee or candidate for office of the  government of the United States or any other country, or any state,  political  subdivision or
agency  or  instrumentality   thereof  or  (b)  participated  in  or  agreed  to
participate in, directly or indirectly, domestically or internationally, any boycott or any practice in restraint of trade, regardless of whether such boycott or restraint may be lawful or required by the laws of a jurisdiction other than the United States.

     3.10 Authority to Perform Agreement.

          (a) The Corporation and the Shareholders (i) have all requisite right, power, legal capacity and authority to enter into, and perform their respective obligations under, this Agreement and (ii) have taken all requisite corporate and other actions necessary to enter into and perform their respective obligations under this Agreement.

          (b) The Purchased Shares are (i) validly issued, fully paid and nonassessable, (ii) free of any liens or encumbrances and (iii) not subject to any preemptire rights or any rights of first refusal.

          (c) This Agreement has been duly executed and delivered by the Corporation and each of the Shareholders and constitutes a valid and binding obligation of the Corporation and each of the Shareholders, enforceable against each of them in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights.

          (d) The execution, delivery and performance of this Agreement by the Corporation and each of the Shareholders does not (i) violate any provision of law or any order of any court or other agency of government (ii) require the consent, approval or authorization of, or filing with, any governmental authority on the part of the Corporation, or (iii) conflict with, result in a breach or termination of, constitute (with due notice or lapse of time or both) a default under, result in the creation of a lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation or the Subsidiary under, or otherwise give any other



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     contracting   party  the  legal  right  to   terminate,   the  Articles  of
     Incorporation or Bylaws of the Corporation or the Subsidiary or any indenture, mortgage, lease, contract or other agreement or instrument to which the Corporation or the Subsidiary is a party or by which it or any of its properties or assets are bound or affected.

     3.11 Completeness of Representations and Warranties. No warranty or representation made by the Corporation or the Shareholders in this Agreement or written information set forth in or furnished pursuant to this Agreement
(including, without limitation, the Schedules to this Agreement and other agreements or instruments provided for or contemplated by this Agreement) contains any untrue statement of material fact or, as to any representation or warranty made in this Agreement or in any Schedule, omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     3.12 Tangible Properties and Assets.

          (a) The December 31, 1989 Financial Statements (as modified by transactions disclosed in Section 3.5) disclose all real and tangible personal properties owned or leased by the Corporation or the Subsidiary, including without limitation equipment, furniture, fixtures and leasehold improvements.

          (b) With respect to all real and tangible personal properties owned or leased by the Corporation or the Subsidiary that are material to the operation of the Business: (i) the Corporation or the Subsidiary has good and marketable title to them, or valid and subsisting leasehold interests in them, free and clear of liens, encumbrances or security interests except for those listed on Schedule 3.12 and liens for taxes yet payable; (ii) the Corporation or the Subsidiary is in possession of them; (iii) they are in good operating condition and repair (ordinary wear and tear excepted); (iv) they are usable in the ordinary course of business; (v) they and their use conform in all material respects to all applicable laws, ordinances and regulations; and (vi) their use does not violate any Contracts to which the Corporation or the Subsidiary is a party.

          (c) All inventories of the Corporation and the Subsidiary (i) are in amounts adequate to fill customer orders in the ordinary course of business in accordance with the Corporation's normal inventory practices, (ii) are of a quality usable and salable in the ordinary course, free of any material defect or deficiency, and (iii) are valued at the lower of cost or market.

     3.13 Intellectual Property.

          (a) Schedule 3.13 contains a true and complete list and a brief description of all computer programs and other software, United States and foreign patents, patent applications, inventions as to which the Corporation or the Subsidiary intends to apply for patents, trademarks (including registered, common law and registration applied for), service marks (including registered, common law and registration applied for), trade names and copyrights (including registered, common law and registration applied for) owned by or otherwise held in the name of the Corporation or the Subsidiary, or in which the Corporation or the Subsidiary has an interest, by license or otherwise.

          (b) Neither the Corporation nor the Subsidiary has infringed or is infringing upon, or has engaged in or is engaging in an unauthorized use or misappropriation of, any computer program, other software, patent, trademark, service mark, trade name, copyright, process, design, invention, trade secret, know-how or technology owned by or belonging to any other person or entity. There is no pending, or to the knowledge of the Corporation or the Shareholders threatened, claim against the Corporation or the Subsidiary involving such property rights of any other person or entity. All the items listed in Schedule 3.13 are owned or usable by the Corporation free from known objection, defect or adverse claim or payments to any person or entity except under license agreements listed in Schedule
     3.13. All patents owned by the Corporation or the Subsidiary are valid. There are no facts or claims known to the Corporation or the Shareholders that might bring the validity of any patents owned by or licensed to the Corporation or the Subsidiary into question.

     3.14 Accounts Receivable. Schedule 3.14 is a summary list of all accounts and notes receivable of the Corporation and the Subsidiary, together with an accurate aging of those accounts. Such accounts and notes receivable (a) are valid and genuine, (b) arose from valid business transactions and (c) are collectible in their full amounts in the ordinary course of business, except to the extent reserved against on Schedule 3.14.

     3.15 Liabilities. Schedule 3.15 is a true and complete list, in reasonable detail, of the liabilities of the Corporation and the Subsidiary. Neither the Corporation nor the Subsidiary has any liability or obligation, absolute or contingent, which is not shown on Schedule 3.15.

     3.16 Contracts.

          (a) The term "Contract" means an outstanding written or oral contract, agreement, arrangement or commitment to which the Corporation or the Subsidiary is a party or by which either of them is bound, and all amendments, modifications and supplements thereto.

          (b) Schedule 3.16 is a true and complete list of all: (i) Contracts with suppliers, manufacturers and contractors for products or services costing $50,000 or more; (ii) Contracts with customers involving payments of $50,000 or more; (iii) franchise, sales agency, sales representative, reseller or similar types of Contracts; (iv) loan agreements, guarantees, mortgages, pledges, security agreements, factoring agreements, subordination or similar types of Contracts; (v) Contracts for the sale of any material properties or assets of the Corporation or the Subsidiary;
     (vi) employment agreements; and (vii) pension, profit sharing, stock option or other benefit plans under which any director, officer or employee of the Corporation or the Subsidiary will or may receive compensation or benefits, current or deferred.

          (c) The Corporation has furnished to the Purchaser a complete and correct copy of each Contract listed on Schedule 3.16 requested by the Purchaser.

          (d) With respect to each Contract listed on Schedule 3.16, to the best knowledge of the Corporation and the Shareholders, (i) it is in full force and effect, (ii) there is no threatened cancellation, termination or acceleration of performance of it, or exercise or non-exercise of any options under it, (iii) there is no outstanding material dispute under it, and (iv) there is no breach, violation of any material provision, default or event which, with notice, lapse of time, or both, would become a default under it.

     3.17 Franchises, Permits, Etc. The Corporation and the Subsidiary possess all government franchises, permits and other authorizations necessary for each of them to conduct the Business as now conducted. Neither the Corporation nor the Subsidiary is in default, or has received any notice of or been threatened with any claim of default, under any such authorization. Neither the Corporation nor the Subsidiary is a party to or threatened with any proceeding relating to any such authorization or claimed lack of authorization. Neither the Corporation's execution and delivery of this Agreement nor its performance of the transactions contemplated in this Agreement will have any materially adverse effect upon any such franchise, permit or other authorization.

     3.18 Customers and Sales. Schedule 3.18 contains a true and complete list of the ten customers from whom the Corporation or the Subsidiary collected the greatest amount of proceeds from transactions during the 12 months ended March 31, 1990, together with summaries of the amounts and nature of the sales or services to each such customer during that period.

     3.19 Insurance. The Corporation and the Subsidiary (a) maintain insurance policies adequate in coverage and amount to protect against loss or damage to their. properties and assets, and liabilities for damage or injury to per/sons and property, (b) have complied with those policies and (c) are not in default under any of those policies.

     3.20 Relationship with Related Parties. Except as set forth on Schedule 3.20, no officer, director, shareholder, employee or agent of the Corporation or the Subsidiary or spouse, sibling, parent, lineal descendent or affiliate of any such person (a) owns, directly or indirectly, or has any right in, any property or asset which is utilized or required by the Corporation or the Subsidiary in connection with the Business, (b) has any other business relationship (as supplier, customer or otherwise) with the Corporation or the Subsidiary, other than their relationship as officer, director, shareholder, employee or agent or
(c) is indebted to the Corporation or the Subsidiary or is owed money by the Corporation or Subsidiary.

     3.21 Books, Records and Other Documents. The Corporation's books, records and other documents accurately and fairly reflect the transactions of, and dispositions of the properties and assets of, the Corporation and the Subsidiary and contain no material inaccuracies or omissions.


           Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The  Purchaser   represents  and  warrants  to  the   Corporation  and  the
Shareholders as of the date of this Agreement as follows:

     4.1 Organization. The Purchaser is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority to Perform Agreement.

          (a) The Purchaser (i) has all requisite right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and (ii) has taken all requisite corporate and other actions necessary to enter into and perform its obligations under this Agreement.

          (b) The execution, delivery and performance of this Agreement by the Purchaser does not (i) violate any provision of law or any order of any court or other agency of government or (ii) require the consent, approval or authorization of, or filing with, any governmental authority on the part of the Purchaser.

                              Section 5. COVENANTS

     5.1 Board Membership. So long as the Purchaser owns at least five percent of the outstanding shares of common stock of the Corporation, the Purchaser shall have the right to designate such number of members of the Board of Directors of the Corporation (the "Board") as is proportionate to its holdings of the common stock of the Corporation, but not less than one member. The Shareholders shall vote their shares of capital stock, and the Board shall take such action, as necessary to appoint or elect to the Board the person or persons so designated by the Purchaser.

     5.2 Use of Proceeds. The Corporation will use the $260,000 received by it pursuant to the transaction described in Section 1 solely for working capital or new product development.

     5.3 Activities. So long as the Purchaser owns at least five percent of the outstanding shares of common stock of the Corporation, the Corporation and the Subsidiary will:

          (a) Preserve their corporate existence, conduct the Business and not do any act in contravention of their Articles of Incorporation or Bylaws;

          (b) Promptly pay when due all applicable taxes and other liabilities;

          (c) Keep their properties and assets in good operating condition and repair, except for ordinary wear and tear, and make all necessary or appropriate replacements, additions and improvements to such properties and assets;

          (d) Comply in all material respects with all applicable laws, ordinances, rules, regulations and orders of governmental agencies;

          (e) Comply with all leases or properties and assets so as to prevent any loss or forfeiture;

          (f) Maintain adequate insurance to protect against (i) loss or damage to their properties and assets by fire and other hazards and (ii) liabilities for damage to persons and property;

          (g) Maintain in effect their licenses, franchises and other rights necessary to the conduct of the Business;

          (h) Keep books and financial records which accurately and fairly reflect the transactions of the Corporation and the Subsidiary and contain no inaccuracies or omissions; controls; and

          (i) Maintain adequate internal accounting

          (j) Furnish to the Purchaser:

               (i) Within sixty (60) days after the end of each fiscal year, balance sheets of the Corporation as of the end of such fiscal year and statements of revenue and expense and of sources and application of funds of the Corporation for such year, all prepared in accordance with generally accepted accounting principles and signed by the principal financial officer of the Corporation; and

               (ii) Within forty-five (45) days after the end of each fiscal quarter, balance sheets of the Corporation as of the end of such quarter, and statements of revenue and expense for the quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, and signed by the principal financial officer of the Corporation.

     5.4 No Specified Changes. So long as the total of the common stock of the Corporation owned by the Purchaser and the common stock which is subject to the Option, if the Option is then outstanding, represents at least 25 percent of the total common stock of the Corporation then outstanding (assuming Full Dilution), the Corporation will not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld: (a) pay any dividends on, or make any other distributions with respect to, or redeem or acquire any of its capital stock; (b) except as provided in Section 5.7, issue any capital stock or other equity securities, or any options or rights to purchase capital stock or other equity securities; (c) sell, assign or transfer substantially all of its properties or assets, or any one or more properties or assets necessary in combination for the Corporation to conduct the Business; (d) make a loan to any person or entity, except routine advances to employees and similar advances in the ordinary course of business; (e) guarantee any indebtedness; (f) issue any bonds, debentures, notes or other debt instruments or make any borrowings; (g) merge or consolidate with, or enter into a partnership or joint venture with, any other corporation or entity; (h) grant to any officer or employee whose total annual compensation (including salary, bonus and other compensation) from the Corporation is $100,000 or more an increase in such total compensation exceeding 20 percent in any calendar year; or (i) enter into any other major agreement or transaction.

     5.5 Covenants Not to Compete.

          (a) So long as the total of the common stock of the Corporation owned by the Purchaser and the common stock which is subject to the Option, if the Option is then outstanding, represents at least 25 percent of the total common stock of the Corporation then outstanding (assuming Full Dilution), Story and Ohmes each agree that, during the period that he is a director, officer or employee of the Corporation and for two years thereafter, he will not directly or indirectly engage in (with or without compensation) as a principal, proprietor, partner, officer, director, employee, agent, consultant or otherwise, or have an interest in any entity that engages in a business that competes with the Business of the Corporation in the United States.

          (b) The covenant contained in Section 5.5(a) shall be construed as a series of separate covenants, one for each state, territory or possession of the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in
     Section 5.5(a). If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 5.5(a), then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          (c) Recognizing that the remedies at law for any breach or threatened breach of the covenants in Section 5.5(a) may be inadequate, Story and Ohmes each agree that, in the event of any breach or threatened breach by either of them of Section 5.5(a), the Purchaser, in addition to all other remedies available to it, shall be entitled to enforcement by a court injunction without the necessity of providing actual damages by reason of such breach or threatened breach.

     5.6 Additional Development Projects.

          (a) On or before the first anniversary of the date of this Agreement, the Purchaser shall identify to the Corporation one or more software development projects, in addition to the project covered by the Standard C Development Agreement, for which the Purchaser (or its affiliate) wishes to enter into an agreement or agreements with the Corporation ("Additional Development Agreements"). The aggregate consideration payable to the Corporation under the Standard C Development Agreement and the Additional Development Agreements shall be approximately $500,000.

          (b) The Corporation and the Purchaser (or its affiliate) shall thereafter negotiate in good faith enter into the Additional Development
     Agreements each of which shall in general contain: (i) appropriate provisions regarding intellectual property developed under such agreement, including without limitation the grant to the Purchaser (or its affiliate) of a non-exclusive license to use and relicense such intellectual property to customers of the Purchaser (or its affiliate) or their intermediates but not for resale by such customers; (ii) provisions appointing the Purchaser (or its affiliate) as a sales agent for products and services developed under such agreement; and (iii) other provisions of the type customarily contained in agreements of this nature including without limitation provisions relating to delivery, acceptance, payment, patent indemnity and liquidated damages.

          (c) The Purchaser has delivered to the Corporation a retainer of $125,000 against the work to be contracted for pursuant to the Standard C Development Agreement and the Additional Development Agreements (the "Retainer"). Twenty-five percent (25%) of the amount of each bill rendered to the Purchaser (or its affiliate) for work done by the Corporation pursuant to the Standard C Development Agreement and the Additional Development Agreements shall be charged against the Retainer until the Retainer has been exhausted.

     5.7 Restrictions on Sale or Transfer of Stock by Shareholders and Corporation.

          (a) Except as provided in this Section 5.7, so long as the total of the common stock of the Corporation owned by the Purchaser and the common stock which is subject to the Option, if the Option is then outstanding, represents at least 25 percent of the total common stock of the Corporation then outstanding (assuming Full Dilution), (i) none of the Shareholders shall sell or transfer any shares of common stock of the Corporation ("Shares"); and (ii) the Corporation shall not issue any additional Shares.

          (b) If one of the Shareholders proposes to sell or transfer any Shares, or the Corporation proposes to issue any additional Shares (except Shares necessary to meet its obligations under the options and conversion privileges listed in Schedule 3.3), such Shareholder or the Corporation, as the case may be, shall give written notice ("Notice of Share Sale") to the Purchaser, stating the number of Shares proposed to be sold, transferred or issued, the proposed price and terms of payment, and the name of the proposed buyer.

          (c) Within 30 days after the date of the Notice of Share Sale, the Purchaser may elect to purchase all, but not less than all, of the Shares stated in the Notice of Share Sale at the price and on the terms stated in the Notice of Share Sale. Such election shall be made by a written notice sent to the party giving the Notice of Share Sale. If the Purchaser does not so elect, such party may complete the proposed sale, transfer or issuance for the price and under the terms described in the Notice of Share Sale.

          (d) Payment by the Purchaser for Shares purchased pursuant to an election under Section 5.7(c) shall be made against delivery of such Shares, as soon as practicable after the election is made.

          (e) A Shareholder may transfer any Shares owned by him to his spouse or to any lineal descendant without regard to Section 5.7(b), provided that such transferee agrees to be subject to Section 5.7 as if such transferee were one of the Shareholders. (f) In the event of the death of a
     Shareholder, his duly qualified personal representative, heirs and distributees shall take and hold any Shares owned by the Shareholder at his death subject to the provisions of Section 5.7, and any such person shall be deemed to be a Shareholder for the purposes of Section 5.7.

          (g) After the Option Closing Date, if one or more of the Shareholders, jointly or separately, wish to sell Shares in a transaction which would result in a majority of the Shares being owned by a single person or entity (other than Story, Ohmes or Logan) or any syndicate or affiliated group of such persons or entities, and the Purchaser has not elected to purchase such Shares pursuant to Section 5.7(c), then, at the option of the Purchaser, such Shareholder or Shareholder may make such sale only if the prospective buyer of such Shares also agrees to buy the Shares then owned by the Purchaser at the same price per Share and on the same terms as such buyer buys the Shares of the selling Shareholder or Shareholders.

     5.8 Restrictions on Sale or Transfer of Stock by Purchaser.

          (a) Except as provided in this Section 5.8, the Purchaser shall not sell or transfer any Shares.

          (b) If the Purchaser proposes to sell or transfer any Shares (other than to an affiliate or subsidiary of the Purchaser), the Purchaser shall give a Notice of Share Sale to the Corporation, stating the number of shares proposed to be sold or transferred, the proposed sale price and terms of payment and the name of the proposed buyer.

          (c) Within 30 days after the date of the Notice of Share Sale, the Corporation may elect to purchase all, but not less than all, of the shares stated in the Notice of the Share Sale at the price and on the terms stated in the Notice of the Share Sale. Such election shall be made by written notice sent to the party giving the Notice of Share Sale. If the Corporation does not so elect, Purchaser may complete the proposed sale for the price and under the terms described in the Notice of Share Sale.

     5.9 Relationship of Parties. The Corporation and the Shareholders covenant and agree that: (a) this Agreement shall not (and except as otherwise expressly provided therein, neither the Standard C Development Agreement not the Additional Development Agreements shall) constitute the Corporation as a representative, joint venturer, partner or agent of the Purchaser for any purpose; (b) without the prior written approval of the Purchaser, the Corporation shall have no authority to make any contract, agreement, warranty or representation on behalf of the Purchaser or to create any obligation, express or implied, on behalf of the Purchaser and shall not hold itself out as having such authority; (c) the Corporation is, and shall remain, responsible for all acts, omissions, debts and other obligations and liabilities relating to the Business; and (d) the Purchaser shall not be liable for any act, omission, debt or other obligation or liability of the Corporation. For purposes of this
Section 5.9, the term "Purchaser" shall include an affiliate of the Purchaser.


                           Section 6. INDEMNIFICATION

     6.1 Indemnification of the Purchaser. Each of the Shareholders and the Corporation, jointly and severally, shall indemnify and hold harmless the Purchaser and each of its affiliates against all loss, liability, damage or expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses) incurred or suffered by them arising out of or relating to
(a) any breach of, or failure by the Corporation or the Shareholders to perform any of, their covenants and obligations under this Agreement or (b) any inaccuracy or misrepresentation in, or breach of, any of the representations and warranties made by the Corporation or the Shareholders in this Agreement or in any related document furnished by any of them pursuant to the Agreement.

     6.2 Indemnification of the Corporation and the Shareholders. The Purchaser shall indemnify and hold harmless the Corporation and the Shareholders against all loss, liability, damage or expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses) incurred or suffered by them arising out of or relating to (a) any breach of, or failure by the Purchaser to perform any of, its covenants and obligations under this Agreement or (b) any inaccuracy or misrepresentation in, or breach of, any of the representations and warranties made by the Purchaser in this Agreement or in any related document furnished by the Purchaser pursuant to the Agreement.

     6.3 Limitations. The parties' rights to indemnification under Sections 6.1 and 6.2 shall expire as follows: (a) the rights with respect to inaccuracies or misrepresentations in, or breaches of, representations and warranties made in this Agreement or related documents shall expire on the third anniversary of the date of the Agreement; (b) the rights with respect to inaccuracies or misrepresentations in, or breaches of, representations and warranties made pursuant to Section 2.6 as of the Exercise Date shall expire on the third anniversary of the Option Closing Date; (c) the rights with respect to breaches of, or failure to perform any of, the covenants and obligations under Section 5 shall continue indefinitely; and (d) the rights with respect to any matter for which a Notice of Claim has been properly given on or before the date specified in Section 6.3(a) or 6.3(b) shall continue until such claim is resolved.

     6.4 Notice of Claim. Promptly upon obtaining knowledge of any claim, event, statement of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification under Sections 6.1 or 6.2, the party seeking indemnification ("Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to each party from which indemnification is sought ("Indemnifying Party") setting forth (a) the amount of the claim and (b) in reasonable detail, such information as the Indemnified Party may have with respect to the claim. No failure or delay by the Indemnified Party in giving a Notice of Claim shall reduce or otherwise affect the obligation of an Indemnifying Party to indemnify the Indemnified Party, except to the extent that



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



such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy the claim for which indemnification is sought.

     6.5 Third Party Claims. If the claim or demand in the Notice of Claim is based upon a claim or demand asserted by a third party ("Third Party Claim"), the Indemnifying Party shall, within fifteen (15) days after the date of the Notice of Claim, notify the Indemnified Party in writing whether or not it elects to defend the Third Party Claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party (a) shall make available to the Indemnifying Party and its agents and representatives all records and other materials reasonably required in the defense of the Third Party Claim, (b) shall otherwise cooperate with, and assist the Indemnifying Party in the defense of the Third Party Claim, (c) so long as the Indemnifying Party is defending the Third Party Claim in good faith, shall not pay, settle or compromise the Third Party Claim and (d) shall have the right to participate in such defense at its own expense. If the Indemnifying Party elects not to defend the Third Party Claim, or is not defending the Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have under this Agreement, to defend the Third Party Claim at the Indemnifying Party's expense. The Indemnified Party shall not have any obligation to participate in, the defense of, or defend, any Third Party Claim. The Indemnified Party's defense of, or participation in the defense of, any Third Party Claim shall not in any way diminish the indemnification obligations of the Indemnifying Party under this Section 6.

     6.6 Disputed Claims. If the Indemnifying Party does not agree that it is obligated to indemnify the Indemnified Party with respect to the claim stated in a Notice of Claim, it shall notify the Indemnified Party of such disagreement by written notice ("Notice of Disagreement") within thirty (30) days after the date of the Notice of Claim. The parties shall then negotiate in good faith to attempt to resolve the disagreement.

     6.7 Payment. Except for Third Party Claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this Section 6 by payment in cash to the Indemnified Party within thirty (30) days after the date of Notice of Claim or, if a Notice of Disagreement has been given, within thirty
(30) days after the resolution of such disagreement.

     6.8 Other Remedies. The rights of indemnification provided in this Section 6 shall be in addition to any rights or remedies to which a party may be entitled at law or in equity, including, but not limited to, an action for damages and/or for specific performance.


                            Section 7. MISCELLANEOUS

     7.1 Construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and neuter. In interpreting any provision of this Agreement, no presumption shall be drawn against the party drafting the provision.

     7.2 Survival of Representations and Warranties. The representations, warranties, covenants, agreements and obligations of the parties contained in or incurred under this Agreement shall be deemed to be material and to have been relied upon by the recipient party and shall survive the respective closing, irrespective of any investigation made by or on behalf of any party. The statements contained in any certificate or other instrument delivered by or on behalf of any party under this Agreement shall be deemed representations, warranties, covenants, agreements or obligations as the case may be, under this Agreement.

     7.3 Expenses. Except as provided in Section 2.6(b), each party shall be responsible for all expenses (including without limitation, attorneys' and accountants' fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, whether or not any of such transactions are consummated.

     7.4 Benefit. Unless otherwise specified in this Agreement, no person who is not a party to this Agreement shall have any rights or derive any benefit under this Agreement.



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



     7.5 Scope and Modification. This Agreement (together with all Schedules and Exhibits to it and the documents executed and delivered in connection with it) constitutes the entire agreement between the parties or their affiliates with regard to the subject matter of this Agreement (except for the Confidential Disclosure Agreement between the Corporation and COMSAT dated November 8, 1989) and supersedes all prior oral or written agreements or understandings of the parties or their affiliates, except for such Confidential Disclosure Agreement. No interpretation, modification, termination or waiver of any provision of this Agreement shall be binding upon a party unless in writing and executed by the other parties.

     7.6 Delays or Omissions Waivers.

          (a) No delay or omission to exercise any right, power or remedy of a party under this Agreement, upon a breach or default of another party under this Agreement, shall (i) impair any such right, power or remedy or (ii) be construed to be a waiver of or acquiescence in any such breach or default or any similar breach or default subsequently occurring.

          (b) No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party to enforce any other claim or right under this Agreement.

     7.7 Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, executors and administrators of the parties.

     7.8 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without giving effect to the doctrine of conflict of laws.

     7.9 Notices. Any notice under this Agreement shall be in writing and shall be delivered by personal service or by certified or registered mail, with postage prepaid, or by overnight express courier, addressed to a party at the address below, or at such other address as one party may give notice of to the other parties.



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



                  (a)  If to the Purchaser to:
                        President
                        COMSAT Investments, Inc.
                        950 L'Enfant Plaza, S.W.
                        Washington, D.C. 20024

                  With a copy to:
                        Willard R. Nichols, Esq.
                        Vice President and General Counsel
                        Communications Satellite Corporation
                        950 L'Enfant Plaza, S.W.
                        Washington, D.C. 20024

                  (b)  If to the Shareholders:
                        Eugene D. Story, Robert D. Ohmes
                        and Donald F. Logan, Jr.
                        c/o Marine Management Systems, Inc.
                        102 Hamilton Avenue
                        Stamford, CT 06902

                  (c)  If to the Corporation, to:
                        Marine Management Systems, Inc.
                        102 Hamilton Avenue
                        Stamford, CT 06902

     7.10  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall constitute an original document.



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



     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    COMSAT INVESTMENTS, INC.


                                    By: /s/ Robert Perry
                                        -------------------------------

                                    Title: President
                                           ----------------------------


                                    MARINE MANAGEMENT SYSTEMS, INC.


                                    By: /s/ Eugene D. Story
                                        -------------------------------

                                    Title: President
                                           ----------------------------

                                    SHAREHOLDERS:


                                    /s/ Eugene D. Story
                                        -------------------------------
                                    EUGENE D. STORY


                                    /s/ Robert D. Ohmes
                                        -------------------------------
                                    ROBERT D. OHMES


                                    /s/ Donald F. Logan, Jr.
                                        -------------------------------
                                    DONALD F. LOGAN, JR.



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